Exhibit 99.1

NAUTILUS, INC. STARTS 2020 WITH ENCOURAGING FIRST QUARTER RESULTS

First Quarter 2020 Net Sales Increased 11.0% Compared to Same Period Last Year

First Quarter 2020 Retail Segment Sales Increased 23.9% Compared to Same Period Last Year; Direct Segment Produced First Quarterly Sales Increase since Q4 2017

Company Generated Cash Flow from Operations of $6.3 million and EBITDA Grew to $2.3 million in the First Quarter 2020

First Quarter 2020 EPS from Continuing Operations Increased 127.6% to $0.08, Compared to Same Period Last Year

VANCOUVER, WASHINGTON, May 5, 2020 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the first quarter of 2020.

First Quarter 2020 Highlights Compared to First Quarter 2019

•
Net sales were $93.7 million, up 11.0% compared to $84.4 million, driven primarily by strong demand for strength and cardio products, particularly the Bowflex® SelectTech® weights and the new connected-fitness bikes. Additionally, the Company was able to capture the accelerated demand for home fitness resulting from COVID-19 stay-at-home orders in the last few weeks of March through strong omni-channel execution.

•	Operating expenses decreased by 21.4% to $36.2 million compared to $46.0 million, primarily due to increased expense discipline, particularly in advertising expenses which delivered strong ROI in Q1.

•	Operating loss decreased by 94.5% to $0.6 million compared to loss of $10.2 million.

•
Income from continuing operations increased to $2.3 million, or $0.08 per diluted share, compared to loss from continuing operations of $8.5 million, or $0.29 per diluted share, driven by higher revenue, expense discipline, and aided by the tax benefit related to the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”).

•	EBITDA from continuing operations increased to $2.3 million compared to an EBITDA loss of $8.1 million.

Management Comments

“In the first quarter of 2020, we achieved stronger than expected financial results, including revenue growth of 11%, our first positive sales comp since third quarter of 2018, and significantly exceeded our EBITDA estimates,” said Jim Barr, Nautilus Inc. Chief Executive Officer, “The continued momentum of our new connected fitness products and technology, as well as the strategic and operational changes instituted in the latter half of 2019 put us on track to deliver year-over-year improvement. However, when COVID-19 pandemic stay-at-home orders hit the last few weeks of the quarter, it was the agility and strong execution of the team that allowed us to maximize the opportunity provided by the surge in demand for at-home fitness products. It was rewarding to see the power of our brands, strength of our product portfolio, and reach of our omnichannel model in action when our customers needed us most. We delivered strong results across many of our brands including our Bowflex® and Schwinn® lines, in both strength and cardio products.”

“As we enter the second quarter and prepare for the remainder of 2020, we know we will be navigating a rapidly changing environment. We experienced the ripple effects of the supply chain disruption caused by COVID-19 early in the first quarter and then experienced a strong spike in demand across the product portfolio as the virus hit world-wide. Although we’ve expanded production in response to continued strong demand, we carry over a significant level of back-orders into the second quarter and believe we may not be fully caught up until the beginning of the third quarter. Additionally, while the consumer side of our business is surging, the commercial side, represented by our Octane Fitness brand, is experiencing softness, as gym closures have resulted in sales declines. Lastly, like many companies, we are closely monitoring the longer-term impact the shelter-in-place orders are having on consumer sentiment and demand.”

Mr. Barr continued, “I want to thank our dedicated employees and partners for how they’ve responded to the demands of the COVID-19 pandemic, rapidly changing our work model to remote work, dealing with disruptions in their lives, but still remaining focused on solutions to meet our customers’ needs. While delivering for customers in the short-term, our team is also balancing focus on longer-term challenges. It is important to remember that we are early in the long-term transformation of our company. We are actively gaining insights and continue to address the underlying issues that caused our multi-year revenue decline. While we believe we are making strong quarter-to-quarter progress, it is possible we will not yet produce consistent linear quarterly improvements, especially considering the array of uncertain outcomes from the longer-term impact of COVID-19. However, we believe that the company’s resolve, resilience, and agility are qualities that, when coupled with well-known brands and a strong product portfolio, will allow us to successfully implement the strategies that will return Nautilus to long-term profitable growth.”

First Quarter 2020 Segment Results Compared to First Quarter 2019

Direct Segment

•
Net sales were $47.1 million, up 0.9%, from $46.7 million. Increased sales were driven primarily by strength products which grew 58.5% versus last year. Strength product sales were driven by Bowflex® SelectTech® weights and Bowflex® Home Gyms. Cardio product sales declined by 9.4% as strong demand for our connected-fitness bikes, the Bowflex® C6 and Schwinn® IC4, were not enough to fully offset declines in our Max Trainer sales.

•
As of March 31, 2020, estimated revenue expected to be recognized in the future totaled $8.0 million, which represents unfulfilled consumer orders and are net of current promotional programs and sales discounts.

•
Gross margin rate was 51.5%, down from 56.5%, primarily driven by unfavorable product mix and higher landed product costs. Sales declines in the higher margin Max Trainers line continue to pressure margins, while landed product costs were driven higher by tariffs and expediting shipments from our factories in Asia.

•
Segment contribution income was $1.8 million, up 139.8%, compared to segment contribution loss of $4.5 million. The improvement in segment contribution was primarily driven by $6.5 million reduction in media spend, as gross profit was below last year. Advertising expenses were $13.2 million in first quarter of 2020 compared to $19.7 million first quarter of 2019.

Retail Segment

•
Net sales were $45.6 million, up 23.9%, from $36.8 million with strong growth coming from both strength and cardio product sales. Strength sales up 54.6%, driven primarily by strong demand for Bowflex® SelectTech® weights and Bowflex® Home Gyms. Cardio sales were up 17.7% driven by the Schwinn® IC4 connected-fitness bikes and partially offset by declines in Octane Fitness® products as gym closures have begun to affect sales of commercial-grade equipment. Although numerous retailers have temporarily closed store locations due to COVID-19, Bowflex® and Schwinn® experienced strong year-over-year sales increases through retail partners’ e-commerce and curbside pick-up platforms.

•
As of March 31, 2020, estimated revenue expected to be recognized in the future totaled $5.8 million, primarily related to customer order backlog and including firm orders for future shipments. The estimated future revenues are net of contractual rebates and consideration payable for applicable Retail customers.

•
We disclose retail customers whose sales are greater than 10% of total company net sales. Amazon.com accounted for 13.3% of total company net sales in the first quarter of 2020 and less than 10% of total company net sales in the first quarter of 2019.

•
Gross margin was 22.6%, down from 23.3%, primarily driven by unfavorable sales mix and higher landed product costs. Landed product costs were driven higher by tariffs and expediting shipments from our factories in Asia.

•
Segment contribution income was $2.4 million, up 430.9%, compared to segment contribution loss of $0.7 million. The improvement in segment contribution was primarily driven by higher net sales and reductions in operating expenses, partially offset by lower gross margin rates.

Tax Rate

•
The tax rate for the first quarter was a positive 301.2%, primarily due to changes in the tax treatment of net operating losses as a result of the CARES Act. The Company anticipates carrying back 2019 and 2020 losses to the 2016 and 2017 tax years and recognized $3.2 million of tax benefit, representing the 14 point tax rate differential between 2019 and 2020 and carryback tax periods, as income in the first quarter of 2020.

Balance Sheet

As of March 31, 2020:

•	Cash, cash equivalents and restricted cash were $26.5 million, and debt was $28.1 million, compared to cash and cash equivalents of $11.1 million and debt of $14.1 million as of December 31, 2019.

•	$18.0 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility.

•
Inventory was $34.9 million, compared to $54.8 million as of December 31, 2019. The decrease in inventory was primarily due to the seasonality of the business and to the surge in demand for home-fitness products.

•	Working capital totaled $60.7 million versus $40.5 million at year-end 2019 as a result of reductions in trade payables and receivables.

•	Trade payables were $34.2 million, compared to $74.3 million at year-end 2019 primarily due to the seasonality of the business.

•	Capital expenditures totaled $1.7 million as of March 31, 2020. We are reiterating our full year capital guidance range of $8 million to $10 million for 2020.

Conference Call

Nautilus will discuss first quarter 2020 operating results during a live conference call and webcast on Tuesday, May 5, 2020 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer, Aina Konold, Chief Financial Officer and Bill McMahon, Special Assistant to the CEO.

A telephonic playback will be available from 4:30 p.m. PT, May 5, 2020 through 8:59 p.m. PT, May 19, 2020. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13701186.

Non-GAAP Presentation
In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

EBITDA from Continuing Operations

Nautilus defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense (benefit) of continuing operations, and depreciation and amortization expense. Nautilus uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. Nautilus believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. Management believes that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, and it may not be comparable.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global technology driven fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness® and Schwinn® Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels as well as in commercial channels. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the COVID-19 pandemic; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #
SOURCE: Nautilus, Inc.

Investor Relations:
John Mills
ICR, LLC
646-277-1254
john.mills@ICRinc.com

Media:
John Fread
Nautilus, Inc.
360-859-5815
jfread@nautilus.com

Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffman.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three months ended March 31, 2020 and 2019 (unaudited and in thousands, except per share amounts):

	Three Months Ended March 31,
	2020	2019

Net sales	$93,722	$84,400
Cost of sales	58,125	48,558
Gross profit	35,597	35,842

Operating expenses:
Selling and marketing	24,686	34,043
General and administrative	7,656	7,655
Research and development	3,815	4,311
Total operating expenses	36,157	46,009

Operating loss	(560)	(10,167)
Other expense, net	(584)	(433)
Loss from continuing operations before income taxes	(1,144)	(10,600)
Income tax benefit	(3,446)	(2,116)
Income (loss) from continuing operations	2,302	(8,484)
Loss from discontinued operations, net of income taxes	(118)	(91)
Net income (loss)	$2,184	$(8,575)

Basic income (loss) per share from continuing operations	$0.08	$(0.29)
Basic loss per share from discontinued operations	—	—
Basic net income (loss) per share(1)	$0.07	$(0.29)

Diluted income (loss) per share from continuing operations	$0.08	$(0.29)
Diluted loss per share from discontinued operations	—	—
Diluted net income (loss) per share(1)	$0.07	$(0.29)

Shares used in per share calculations:
Basic	29,802	29,573
Diluted	30,590	29,573

(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three months ended March 31, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended March 31,		Change
	2020	2019	$	%
Net sales:
Direct	$47,141	$46,714	$427	0.9%
Retail	45,613	36,821	8,792	23.9%
Royalty	968	865	103	11.9%
Consolidated net sales	$93,722	$84,400	$9,322	11.0%

Contribution:
Direct	$1,809	$(4,542)	$6,351	139.8%
Retail	2,389	(722)	3,111	430.9%
Royalty	968	865	103	11.9%
Consolidated contribution	$5,166	$(4,399)	$9,565	217.4%

Reconciliation of consolidated contribution to income (loss) from continuing operations:
Consolidated contribution	$5,166	$(4,399)	$9,565	217.4%
Amounts not directly related to segments:
Operating expenses	(5,725)	(5,768)	43	0.7%
Other expense, net	(585)	(433)	(152)	(35.1)%
Income tax benefit	3,446	2,116	1,330	62.9%
Income (loss) from continuing operations	$2,302	$(8,484)	$10,786	127.1%

The following table compares the net sales of our major product lines within each business segment (dollars in thousands):

	Three Months Ended March 31,		Change
	2020	2019	$	%
Direct net sales:
Cardio products(1)	$35,876	$39,607	$(3,731)	(9.4)%
Strength products(2)	11,265	7,107	4,158	58.5%
	47,141	46,714	427	0.9%
Retail net sales:
Cardio products(1)	36,143	30,696	5,447	17.7%
Strength products(2)	9,470	6,125	3,345	54.6%
	45,613	36,821	8,792	23.9%

Royalty	968	865	103	11.9%
	$93,722	$84,400	$9,322	11.0%

(1)   Cardio products include: connected-fitness bikes like the Bowflex® C6 and Schwinn® IC4, Max Trainer®, TreadClimber®, Zero Runner®, LateralX®, treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: home gyms and Bowflex® SelectTech® dumbbells, kettlebell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of March 31, 2020 and December 31, 2019 (unaudited and in thousands):

	As of
	March 31, 2020	December 31, 2019
Assets

Cash and cash equivalents	$23,024	$11,070
Restricted cash	3,432	—
Trade receivables, net of allowances of $415 and $45	34,260	54,600
Inventories	34,927	54,768
Prepaids and other current assets	7,281	8,283
Income taxes receivable	10,149	472
Total current assets	113,073	129,193
Property, plant and equipment, net	23,143	22,755
Operating lease right-of-use assets	19,882	20,778
Other intangible assets, net	42,449	43,243
Other assets	5,823	4,510
Total assets	$204,370	$220,479

Liabilities and Shareholders' Equity

Trade payables	$34,210	$74,255
Accrued liabilities	9,445	7,633
Operating lease liabilities, current portion	3,782	3,720
Warranty obligations, current portion	3,366	3,100
Debt payable, current portion, net of unamortized debt issuance costs of $70 and $0	1,555	—
Total current liabilities	52,358	88,708
Operating lease liabilities, non-current	18,026	18,982
Warranty obligations, non-current	2,884	2,617
Income taxes payable, non-current	3,852	3,676
Deferred income tax liabilities, non-current	7,788	1,783
Other non-current liabilities	17	46
Debt payable, non-current, net of unamortized debt issuance costs of $270 and $230	26,520	14,071
Shareholders' equity	92,925	90,596
Total liabilities and shareholders' equity	$204,370	$220,479

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table presents a reconciliation of EBITDA from continuing operations for the three months ended March 31, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended March 31,
	2020	2019

Income (loss) from continuing operations	$2,302	$(8,484)
Interest expense, net	625	40
Income tax benefit from continuing operations	(3,446)	(2,116)
Depreciation and amortization	2,810	2,485
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$2,291	$(8,075)